                                    EXHIBIT 2

Asset Purchase Agreement dated June 23, 1995 and executed August 23, 1995 by and between Peter G. Manos, M.D. and UCI Medical Affiliates of South Carolina, Inc.

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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made to be effective as of the 23rd day of June 1995 , by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation and wholly owned subsidiary of UCI ("UCI of SC"), Doctor's Care, P.A., a South Carolina professional corporation ("Doctor's Care") and Peter G. Manos, M.D. (Seller), d/b/a Summit Medical.

         INTRODUCTION. Seller owned and operated a medical practice located at 401-B Pelham Road, Greenville, South Carolina, 29615 . UCI of SC owns and /or leases various medical-related facilities and equipment in South Carolina and has contracted with Doctor's Care to provide health care services at such facilities. Seller desires to (I) transfer its patient records to Doctor's Care,
(ii) become an employee of Doctor's Care pursuant to an employment agreement between the parties dated as of June 23, 1995 and (iii) transfer to UCI of SC as of 12:01 a.m. on 23 June 1995 (the "Effective Date") certain assets of the Seller upon the terms and conditions set forth herein. This Agreement provides for the transfer of the Assets (hereinafter defined) from Seller to UCI of SC.

         AGREEMENT.          NOW, THEREFORE, in consideration of these premises
and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       SALE OF ASSETS TO UCI OF SC.

                  1.1 Transfer of Assets. At the Closing, for the consideration herein provided, Seller shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned, and delivered, to UCI of SC, and UCI of SC shall purchase and accept from Seller, all of Seller's right, title, and interest (as the case may be) in and to following assets (collectively "Assets"):

                  1.1.1 All of the machinery, equipment, computer and telephone systems (including hardware and software), furniture, furnishings, office equipment, and related tangible personal property respecting Seller's business conducted in the Premises (the "Business"), including (without limitation) the items described in Exhibit A attached hereto.

                  1.1.2 All of leases and contracts, sales contracts, equipment leases, permits, licenses, rights, computer software, contracts, goodwill and related intangible personal property of the Business, including (without limitation) the items described in Exhibit B attached hereto. Seller shall be responsible for obtaining the necessary consents, if any, to assignment of such intangible assets.

                  1.1.3 All of the inventory of the Business, wherever located.

                  1.1.4 All of Seller's repair and service contracts and warranties used or useful in the Business.

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         1.2 Method of Transfer. The transfer and sale of the Assets will be evidenced by appropriate Bills of Sale, assignments and other instruments executed and delivered by Seller to UCI of SC at Closing, as set forth in this Agreement.

         1.3 Not a Sale of Business. This transaction constitutes the sale of assets by Seller and not the sale of a business; provided, however, that anything contained in this Agreement to the contrary notwithstanding, it is the intent of the parties that UCI of SC purchase and acquire and Seller sell and transfer the complete operating process of the Business and all properties and interest necessary to operate the Business substantially as it is presently being operated.

         1.4      Possession.       UCI of SC shall take, and Seller shall
deliver, possession of the Assets at completion of Closing to be effective as of the Effective Date.

2.       TRANSFER OF SELLER'S PATIENT RECORDS TO DOCTOR'S CARE.

         2.1 Transfer of Patient Records. At Closing, Seller shall transfer and deliver to Doctor's Care all of Seller's right, title and interest in and to any medical records in its possession that were made in treating a patient and of records transferred to Seller concerning prior treatment of a patient ( the "Patient Records").

         2.2 Method of Transfer. The transfer of the Patient Records will be evidenced by an appropriate bill of sale, executed and delivered by Seller to Doctor's Care at Closing, as set forth in this Agreement.

         2.3 Notices. Seller shall cause any public notices to be filed in a timely manner and to otherwise comply with all requirements of the Physician's Patient Records Act or any other applicable law, regulation, rule or ordinance related to the transfer of the Patient Records.

         2.4      Possession.     Doctor's Care shall pick up and take, and
Seller shall relinquish, possession of the Patient Records at Closing, to be effective as of the Effective Date.

3.       CONSIDERATION FOR ACQUISITIONS.

         3.1      Purchase Price.     The purchase price ("Purchase Price") for
the Assets shall be payable as follows:

         3.1.1 Common Stock. UCI shall issue to Seller One Hundred Thousand (100,000) shares of common stock of UCI, $0.05 par value (the "Shares"), at Closing. The Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable. The certificate evidencing the Shares shall bear a restrictive legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE


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SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF
WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

         3.1.2    Deferred Payment.   UCI of SC shall pay to Seller as follows:
                     (1) Three Hundred Fifty Thousand ($350,000.00) in installments, with interest at 9.0 percent calculated monthly as follows:

                           (a)  The sum of Twenty-five Thousand Dollars
                                ($25,000.00) on or before July 15, 1995.
                           (b)  The sum of Twenty-five Thousand Dollars
                                ($25,000.00) on or before August 15, 1995.
                           (c)  The sum of Twenty-five Thousand Dollars
                                ($25,000.00) on or before September 15, 1995.
                           (d) The remaining balance due in twenty-four (24) equal monthly installments, and the first payment of the series of payments due on October 15, 1995, as indicated on the Amortization Schedule attached to Exhibit C.

                     (2) Payment of the Purchase Price. Payment for the Assets shall be made by Purchaser at closing by execution and delivery of a Promissory Note in favor of Seller (in substantially the same form as the Promissory Note attached as Exhibit C, the Note).

4.       CLOSING.

         4.1 Closing Date. The closing of the sale and purchase of the Assets and related transactions ("Closing") shall take place on August 25, 1995, commencing at 1:00 p.m. (local time), at the Leventis Law Firm, 900 E. North Street, Greenville, SC or such other time and place as may be mutually agreed upon in writing by the Parties (alternatively "Closing"). In the event Closing set forth in this Section 4 is changed to a different date, all references in this Agreement to Closing shall be deemed to refer to the time and date agreed upon by the parties, in the manner set forth herein. The effective date for the transactions contemplated herein shall be the Effective Date.

         4.2.     Transactions at Closing.  At the Closing:

                  4.2.1 Upon receipt of an investment letter in the form of Exhibit D attached hereto duly executed by Seller, UCI shall issue to Seller a certificate evidencing the Shares pursuant to Section 3.1. If such certificate is not available at Closing, UCI will provide


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Seller with a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

                  4.2.2 Seller shall deliver to UCI of SC or Doctor's Care, as applicable, the bills of sale, assignments, titles, certificates, and other documents, agreements and instruments, in form and substance required by this Agreement, as described in Section 4.3.

                  4.2.3 UCI of SC shall deliver to Seller the documents, agreements and instruments in form and substance required by this Agreement, as described in Section 4.4.

                  4.2.4 All employees of Seller directly and primarily associated with the Business will cease to be employees of Seller, and Doctor's Care may, subject to the exercise of Doctor's Care's sole discretion, offer immediately or thereafter to hire any or all of such persons. Doctor's Care and/or UCI of SC shall be entitled to hire only those employees of Seller which Doctor's Care and/or UCI of SC elects in its sole discretion to hire, and Doctor's Care and/or UCI of SC shall not assume any liability whatsoever to any employee of Seller not hired by Doctor's Care and/or UCI of SC. Seller will be responsible for paying and reporting all costs and liabilities, including but not limited to compensation, federal and state withholding taxes, federal and state unemployment taxes, all employee benefit costs, and worker's compensation claims incurred or accrued prior to the Closing Date.

                  4.2.5 The Parties will take such other actions contemplated at Closing by this Agreement.

         4.3      Seller's Documents.       At Closing, Seller shall deliver or
cause to be delivered, at Seller's expense, the following duly executed, lawful and effective documents and instruments:

                  4.3.1 A bill of sale for tangible personal property and fixtures composing portions of the Assets substantially in the form attached hereto as Exhibit E to UCI of SC.

                  4.3.2 The Employment Agreement dated June 23, 1998 substantially in the form attached hereto as Exhibit F to UCI.


                  4.3.3 An Investment Letter substantially in the form attached hereto as Exhibit D to UCI.

                  4.3.4    A bill of sale for the Patient Records to Doctor's
Care.

                  4.3.5 Seller will deliver to UCI of SC copies of such duly filed UCC termination statements, mortgages or lien satisfactions and other documents, as are reasonably required by UCI of SC to evidence Seller's clear and marketable title to the Assets.


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                  4.4 Documents of UCI, UCI of SC or Doctor's Care. At Closing
UCI, Doctor's Care and/or UCI of SC shall deliver or cause to be delivered to Seller (as the case may be), at their expense, the following duly executed, lawful, and effective documents and instruments:

                  4.4.1 UCI will deliver a certificate evidencing the Shares, or if such certificate is not available, a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

                  4.4.2 Doctor's Care will deliver the Employment Agreement substantially in the form attached hereto as Exhibit F.

                  4.4.3 Doctor's Care will deliver the Promissory Note for the Cash Payment to the seller, attached hereto as Exhibit C.

                  4.4.4 Doctor's Care will deliver written verification of Insurance as specified and required in the Employment Agreement at Exhibit F.

         4.5      Conditions of Title.

                  4.5.1 Assets. At Closing, the Assets shall be conveyed by appropriate instruments of conveyance free and clear of all claims, security interests, liens and encumbrances except personal property and ad Valero taxes for the year of Closing (which shall be prorated as provided in this Agreement), or leases which remain outstanding which have been assumed by the buyer.

         4.6      Transactions Subsequent to Closing.

                  4.6.1 Employment Matters. Nothing contained herein shall be construed to create any liability for UCI, UCI of SC or Doctor's Care to present or past employees of Seller, or to the South Carolina Employment Security Commission or any other person or entity or regulatory agency for periods prior to the Closing Date.

                  4.6.2 Confidentiality. Seller shall hold in confidence all documents and information concerning the Business and the Assets (except that Seller may, after reasonable notice to UCI of SC disclose such documents and information, or copies or summaries thereof, to any governmental authority reviewing the transactions contemplated hereby or as required in Seller's reasonable judgment pursuant to Federal or state laws or court order).

                  4.6.3 Taxes. Seller shall file such tax returns and reports and pay such taxes as are required for periods ending as of 12:01 PM, June 23, 1995.

                  4.6.4 Creditors. Seller shall promptly pay all of Seller's valid liabilities and perform all of Seller's valid obligations which Seller has incurred in connection with the Assets or the operation of the Business prior to the Effective Date.

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                  4.6.5 Miscellaneous Required Acts. The Parties shall take such other actions and comply with other obligations as are required after Closing under this Agreement or under documents ancillary hereto.

         4.7 Other Actions. The parties hereto agree that they will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, documents, instruments and assurances as may be reasonably required by the other party in order to carry out fully and to effectuate the transactions herein contemplated under, and in accordance with, the provisions of this Agreement.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER.     Seller hereby warrants,
represents, and covenants as follows:

         5.1 Authority. Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of Seller enforceable in accordance with its terms and conditions. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with any of the terms and conditions hereof, will result in the breach by Seller of any of the terms, conditions, or judgment, law or other contract, agreement or instrument to which Seller is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law or other contract, agreement or instrument.

         5.2 Compliance with Laws. Seller is in compliance with all laws, ordinances, and regulations that govern such Seller's ownership and present use of the Assets the violation of which would have an adverse effect on the Assets or the Business. All of the Assets sold hereunder substantially comply with applicable environmental, zoning health, OSHA, consumer products, and fire safety regulations.

         5.3 Title to Assets. At Closing, Seller will have, and shall be entitled to convey, good, marketable and insurable title to the Assets and the condition of title as required by Section 4.5. At Closing, Seller will not be indebted to any contractor, laborer, mechanic, material man or any other person or entity for work, Labor, materials or services in connection with the Assets for which any such person or entity could claim a lien against the Assets. To the best of Seller's knowledge, there is not pending or threatened condemnation or eminent domain action respecting the Premises or the Assets.

         5.4      Consents.         No consent of any third party is required
in connection with  Seller transfer and assignment of Assets to Buyer hereunder.

         5.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best of Seller's knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby or that relate to the Assets, or to the conduct of Business, including but not limited to condemnation or bankruptcy proceedings, which if adversely determined would have an adverse effect upon Seller's ability to enter into

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this Agreement or perform its obligations hereunder or upon the use, enjoyment, or value of the Assets for UCI of SC.

         5.6      Insurance Coverage.       Buyer maintains policies of
insurance covering the Assets in amounts and against such losses and risks as are customary for facilities such as the Business in their present usage.

         5.7 Normal Course. Seller shall have operated the Assets in the normal and ordinary course of business since at least January 1, 1994, and shall have paid or caused to be paid promptly when due all city, county and state ad valorem taxes and similar taxes and assessments and all utility charges and assessments imposed upon or assessed against the Assets prior to the Closing. Seller shall exercise its best efforts to preserve the goodwill of the employees, patients, suppliers and others having business relationships with the Business through Closing.

         5.8 Creditors, Solvency, and Bankruptcy. Seller shall not hinder, delay, defraud, or avoid any obligation to any past present or future creditor in the transactions contemplated by this Agreement. Seller is currently solvent and will not be rendered insolvent as a result of the transactions contemplate hereby. Seller has not initiated, nor does it intend to initiate with respect to itself as debtor, has had initiated or expects to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

         5.9 Labor and Employee Benefit Matters. Seller is not a party to any agreement with any labor organization. Seller has not maintained or sponsored for any employee or former employee of Seller any fringe or benefit plans, including, without limitation, any retirement, pension, profit sharing, thrift-savings, non-qualified deferred compensation, incentive compensation, stock bonus, stock option (qualified or non-qualified), cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), insurance, medical, welfare or vacation plans of any kind and any "employee benefit plan" (as defined in Section 3(3) of Title I of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) or any voluntary employees' beneficiary association (as defined in Section 501(c) (9) of the Internal Revenue Code) or combination of the foregoing. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or any liability to the Pension Benefit Guaranty Corporation established under ERISA, nor has any tax been assessed against Seller for the alleged violation of the Internal Revenue Code with respect to the Business or its operation.

         5.10 Payables and Taxes. Seller will pay all accounts payable and taxes, assessments, and charges respecting the Assets for which Seller remains or becomes responsible in a reasonable amount of time following Closing and will protect the reputation of UCI of SC by promptly paying all the valid debts and obligations of Seller which have been incurred in connection with the operation of the Business and which affect the Assets. Seller has paid all taxes, license fees or other charges levied, assessed or imposed upon the Business and any of the Assets, except those not yet due and payable; Seller will, however, pay all taxes incurred or accruing up to the Effective Date, whether same are payable at that date or not, including

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(without  limitation)  the Ad  Valero,  payroll,  sales  and  other  taxes  due, incurred, or livable as of the Effective Date.

         5.11 Workers' Compensation. There are no worker compensation or similar claims or actions pending or threatened, and Seller does not know of facts which would make such claims timely, by past or present employees of Seller.

         5.12 No Adverse Conditions. Except as previously disclosed in writing to UCI of SC, there are no adverse conditions or circumstances that may interfere with the use and enjoyment of, or opportunity to resell or encumber, any of the Assets.

         5.13 Brokerage. Seller has not dealt with a broker in connection with this transaction and no brokerage commission nor claim thereof shall accrue or become payable to any person or entity respecting this transaction.

         5.14 Disclosures. To the best of Seller's knowledge, all information and data furnished by Seller to UCI, UCI of SC or Doctor's Care with respect to the Assets and the Business will be materially true, correct, and complete, and not materially misleading.

         5.15 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of Seller set forth in this Agreement shall be as of Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, as of the Effective Date, they shall be true as at the earlier date referenced.

6. REPRESENTATIONS AND WARRANTIES OF UCI, DOCTOR'S CARE AND UCI OF SC. UCI, Doctor's Care and UCI of SC hereby represent, warrant, and covenant as follows:

         6.1 Organization and Good Standing. UCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. UCI of SC is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. Doctor's Care is a professional association duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated.

         6.2 Authority of Buyer. UCI, Doctor's Care and UCI of SC each have taken all corporate action necessary to approve and authorized the execution of this Agreement, and to consummate the transactions contemplated hereby. Each of their respective representatives signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of UCI, Doctor's Care and UCI of SC, enforceable in accordance with its terms and conditions except as enforcement

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may be limited by applicable bankrupt, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with all of the terms and conditions hereof, will result in the breach by UCI, Doctor's Care or UCI of SC of any of the terms, conditions or provisions of any of their respective of trust, order, judgment, law, or other contract, agreement or instrument to which either of them is a party, or by which either is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law, or other contract, agreement or instrument.

         6.3 Brokerage. Neither UCI, Doctor's Care, nor UCI of SC has dealt with any broker in connection with this transaction and, no brokerage commission nor claim therefor shall accrue or become payable to any person or entity respecting this transaction.

         6.4      Consents.     No consent of any third party is required in
connection with the purchase and acceptance of the Assets from Seller hereunder.

         6.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best knowledge of UCI, Doctor's Care or UCI of SC, threatened that question the validity of this Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon their ability to tender into this Agreement or perform their respective obligations hereunder.

         6.6 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of UCI, Doctor's Care and UCI of SC set forth in this Agreement shall be true at the Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, at Effective Date, they shall be true as at the earlier date referenced.

7.       CONDITIONS PRECEDENT.

         7.1 Conditions of UCI, UCI of SC and Doctor's Care. The obligations of UCI, UCI of SC and Doctor's Care hereunder shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at the Closing:

                  7.1.1 Representation and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for changes specifically contemplated by this Agreement, on and as of the Effective Date as though such representations and warranties had been made as of the Effective Date.

                  7.1.2    Deliveries.     The release of documents which
Seller is obligated to make under Section 4  shall have been made.


8.       COST AND EXPENSES .


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         8.1 Transactional Cost. The parties hereto shall be responsible for their respective attorney's fees, accountants' fees, experts' fees, and other expenses incurred by them in connection with the negotiations and Closing of this transaction; provided however, in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the other party.

         8.2 Proration of Taxes and Charges. All personal property taxes and like charges (which are not terminated and paid as of Closing by Seller), if any, relating to the personal (tangible and intangible) property comprising the Assets shall be prorated as of the Effective Date, in accordance with regular accounting procedure. Settlement at Closing will be made on proration of estimates of such taxes and charges. If, as the result of such proration at Closing, a net balance is owed by Seller to UCI of SC, or visa versa, the amount thereof shall be paid to such party at or within thirty (30) days after receipt of the next succeeding payment notice.

         8.3 Sales Taxes. Buyer shall be responsible for, and shall pay, all sales taxes, if any, applicable to the sale of the Assets as called for herein.

9.       INDEMNITY.

         9.1 Seller shall indemnify and hold UCI, Doctor's Care and UCI of SC and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care or UCI as a result of the proven breach by Seller of any covenant, warranty representation, or agreement, made by Seller herein or in agreements related hereto including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

         9.2 Buyer shall indemnify and hold Dr. Peter G. Manos and Summit Medical and its respective officers, directors and agents harmless from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of action, or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by Dr. Peter G. Manos or Summit Medical as the result of a proven breach by Buyer of any covenant, warranty, representation or agreement made by Buyer herein or in agreements related hereto including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

10. EXISTING LIABILITIES. Neither UCI, Doctor's Care nor UCI of SC assumes any, and hereby expressly disclaims all, obligations or liabilities of Seller, contingent or absolute, including (without limitation) liabilities for (I) federal or state income, payroll, property, or sales taxes for any period, or
(ii) any tort, contract, or statutory liability resulting from or alleged to have resulted from the Business prior to the Effective Date or operations of Seller prior to Effective Date, except for the obligations arising and maturing after the Effective Date to perform under those contracts expressly assumed by Buyer hereunder. All property taxes assessed against the Assets solely hereby shall be prorated as of the Effective Date.


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11. RISK OF LOSS. In the event the Assets or any substantial part thereof shall be damaged or destroyed prior to the Effective Date due to any casualty or event, or there shall occur any actions for condemnation or eminent domain having a material adverse affect on the Assets or any substantial part thereof, Seller shall promptly notify UCI of SC that such damage, destruction, or action has occurred and the estimated extent thereof. In case the amount of such damage, destruction, condemnation or eminent domain is in excess of 10% of the Purchase Price of all of the Assets immediately before such damage or destruction, then UCI of SC must, with including value of the stock more fully described in Section 3.11 five (5) days of receipt of such notice either:


12.      MISCELLANEOUS.

         12.1 Entire Agreement. This Agreement, including the Exhibits hereto, embodies the entire Agreement and understanding between the parties hereto as to the matters herein addressed and supersedes all prior agreements and understandings relating to the subject matter hereof.

         12.2 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or any acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a wavier of any default or breach subsequently occurring.

         12.3 Survival. All representations, warranties, covenants, and agreements herein contained shall survive the Closing hereunder.

         12.4 Amendment. No provision of this Agreement or any document or instrument relating to the Agreement, may be amended, modified, supplemented, changed, waived, discharged, or terminated, unless the parties hereto consent thereto in writing.

         12.5 Notices. All notices, requests, approvals, consents, demands and other communication provides for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective Party at the address set forth below:

         Buyer:                     UCI of SC
                                    6168 St. Andrews, Road
                                    Columbia, SC  29212-3132
                                    Attn.:  M.F. McFarland, III, M.D.

         Seller:                    Peter G. Manos, M.D.
                                    10 Page Lane
                                    Greenville, SC  29607

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A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following; (I) when delivered to the party to whom such notice, request, approval, consent, demand or the communication is being given, or (ii) five (5) business days after being duly deposited in the U.S.
mail, certified, return receipt requested.

         12.6 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         12.7 Successors and Assigns. This Agreement shall be binding upon the parties, and their respective successors and assigns, and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any party hereto may execute this Agreement by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties.

         12.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

         12.10 Jurisdiction. The parties hereto consent to jurisdiction, subject to proper service of process, in the State of South Carolina regarding any disputes arising hereunder.

         12.11 Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof" , "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Articles", "Paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

         12.12 Further Instruments and Acts. From time to time at a party's request, whether at or after Closing and without further consideration, the other party(ies) shall execute and deliver such further instruments of conveyance, transfer and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property. In addition, each party agrees to provide reasonable access to records respecting the Business as are requested by the other party(ies) for proper purpose with good cause shown (subject to appropriate confidentiality agreements to be negotiated as such time) and agree to reasonably cooperate in resolving any matters resulting from the transactions contemplated hereby.

         12.13 Assignment. This Agreement is not assignable by any party without the prior written consent of the other party(ies) hereto.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement under seal, with the corporate parties acting by and through their duly authorized offers, as of the date first above written.

                                      BUYER:

                                      UCI MEDICAL AFFILIATES, INC., (SEAL)


                                      By: (Signature of M.F. McFarland, III)
                                      Its: President & CEO

                                      UCI MEDICAL AFFILIATES OF SOUTH
                                         CAROLINA, INC.  (SEAL)


                                      By: (Signature of M.F. McFarland, III)
                                      Its: President

                                      DOCTOR'S CARE, P.A.


                                      By: (Signature of M.F. McFarland, III)
                                      Its: President


                                       SELLER:


                                       (Signature of Peter G. Manos, M.D.)(SEAL)
                                       Peter G. Manos, M.D.

                                                     EXHIBITS


Exhibit A..............................................................Machinery, equipment, supplies and other tangible personal property

Exhibit B..............................................................Leases, contracts, goodwill and related intangible personal property

Exhibit C .............................................................The Promissory Note

Exhibit D..............................................................Investment Letter

Exhibit E..............................................................Bill of Sale and Assignment

Exhibit F..............................................................Employment Agreement

Exhibit G..............................................................Patient Data


                                    EXHIBIT A



Date Purchased                  Description                                    Original Cost
--------------                 -----------                                    -------------
10/92                           Vertifile & Base (X-ray)                   $       368.37
01/93                           Dictaphone                                         346.00
04/93                           Computer                                         2,000.00
07/93                           Computer Accessory                                  89.00
01/94                           Dictaphone                                         306.00
02/94                           Fax                                                364.00
02/94                           Shelves                                             71.00
06/94                           Vertifile & Base (X-ray)                           389.00
08/94                           Dictaphone Foot Pedal                               67.00
11/94                           Chair (Office)                                      42.00
11/94                           Word Processor                                     353.00
11/94                           Refrigerator                                       500.00
03/95                           Vacuum Cleaner                                     134.00
                                                                       ----------- ------
                                            Total                         $      6,213.37

                                    EXHIBIT B



                                                 LEASED EQUIPMENT


COMPANY                      EQUIP              AMOUNT         ORIGIN       MONTHLY/LENGTH     PD TO DATE    TOTAL
TOSHIBA EASY LEASE           COPIER          12,225.05       8-92         258.00/6OMOS         8,772        15,480
BCL LEASING                  OFFICE           7,233.94      12-92         280.33/48MOS         8,410        13,456
MEDSTAR LEASING              MEDICAL         19,794.59      12-92        1027.87/48MOS        30,836        49,338
COPELCO LEASING              LAB             32,000.00       9-92         731.00/60MOS        24,123        43,860
COPELCO LEASING              LAB              6,376.45       9-92         138.16/60MOS         4,559         8,290
AT & T LEASING               X-RAY           23,800.00      10-92         507.29/60MOS        16,233        30,438
                                             ---------                                        ------  -     ------
                                            101,430.00                                        92,333       160,862


NOTES:

1.       Balance due on all lease obligations is approximately  $67,929.00.

2.       Required to purchase property at the end of the leases:

                  BCL.................$1.00

                  MEDSTAR......$1.00

                  TOSHIBA........Fair Market Value

                  AT&T..............10% of Fair Market Value...paid in advance
                                                               ($2,380.00 on
                                                               9-4-92)

                  COPELCO......10% of Purchase Price
                                   (1). $3,200.00  [Purchase Price = $32,000.00]
                                   (2).  $637.65   [Purchase Price = $ 6,376.45]

Total value of leased property is $160,862.00


                                      $160,862.00    Total value of leased
                                       -92,933.00    Paid to date on leases

                                      $ 67,929.00    Outstanding balance on
                                                     lease accounts
                                       40

                                    EXHIBIT C

                                 PROMISSORY NOTE


                                           Effective Date: July 1, 1995


For valuable consideration received, UCI Medical Affiliates of South Carolina, Inc. (the MAKER) promises to pay to Peter G. Manos, MD, (HOLDER) $350,000 in installments, with interest at 9.0 percent calculated monthly, as follows:

         (1)      Twenty Five Thousand ($25,000) due on July 15, 1995;

         (2)      Twenty Five Thousand ($25,000) due on August 15, 1995;

         (3)      Twenty Five Thousand ($25,000) due on September 15, 1995;

         (4) The remaining balance due in Twenty Four (24) equal monthly installments and the first payment of the series of payments due on October 15, 1995, as indicated on the amortization schedule attached.

The amounts due shall be payable in lawful money of the United States of America to the Holder at his respective home address or at such other place as the Holder may designate in writing.

If at any time (i) any payment under the Purchase Agreement shall be past due and unpaid or the Maker is otherwise in default (Maker having ten (10) days as a grace period for any payment); or (ii) Maker violates any covenant made in this Promissory Note or the Purchase Agreement, then the whole amount evidenced by this Note shall, at the option of the Holder, become immediately due and payable, and Holder shall have the right to institute any proceedings upon this Note collecting all unpaid principal and accrued, but unpaid interest, with all cost and expenses, including, but not limited to, costs incurred protecting the value of any collateral and reasonable attorney fees, should an attorney be engaged to assist in collection of any past due amounts. Beginning on the date of a default, all unpaid amounts shall accrue interest at a penalty rate equal to an additional twelve percent (12%) per annum, compounded monthly, in addition to any other interest charged during the period when Maker is past due or otherwise in default until the payment demanded or other required performance has been received in full or the Holder has waived the default.

The Maker expressly waives: (a) notice of acceptance; (b) presentment and demand for payments due and payable; (c) protest and notice of dishonor; and (d) any right to assert against the holder, as a defense, counterclaim, set-off, or cross-claim any defense (legal or equitable) set-off, counterclaim or claim which the Maker may now or hereafter have against the Holder with respect to payments under this Note (except adjustments referred to above) asserted against the Holder in a separate action, any claim, action, cause of action, or demand that the Maker may have.

No extension of time for payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to otherwise release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part. Any failure of the Maker to exercise any rights hereunder shall not constitute a waiver of the rights to the later exercise thereof.

This instrument was executed and delivered in the State of South Carolina and shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to the principles of conflicts of laws.

Whenever used, the word, "Maker" shall be deemed to include the respective successors and assigns of the Maker and the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders. All determinations as to events of default or choice of remedies shall be made by Holder, in his sole discretion, and the other Holder shall be bound by this determination.

This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                                  MAKER:

                                  UCI MEDICAL AFFILIATES, INC.


                                  By: (Signature of M.F. McFarland, III, M.D.)
                                       M.F. McFarland, III, M.D.



                                  Its: President
                                       President


IN PRESENCE OF:

STATE OF SOUTH CAROLINA, COUNTY OF RICHLAND

On the 25 day of August, 1995, before me personally came M.F. McFarland, III, M.D. to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that M.F. McFarland, III, M.D. executed the same.

SWORN to before me this
25th day of August, 1995.



Brenda H. Viera                 (SEAL)
Notary Public for South Carolina

My Commission Expires: January 4, 2003





IN PRESENCE OF:

STATE of SOUTH CAROLINA, COUNTY OF RICHLAND

On the 25th day of August, 1995, before me personally came M.F. McFarland, III, M.D. as President of UCI Medical Affiliates, Inc. to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that M.F. McFarland, III, M.D. as President of UCI Medical Affiliates, Inc. executed the same.

SWORN to before me this
25th day of August, 1995.


Brenda H. Viera            (SEAL)
Notary Public for South Carolina

My Commission Expires: January 4, 2003

                              AMORTIZATION SCHEDULE



Per Promissory Note & Asset Purchase Agreement


------------------- -------------------- -----------------------
PAYMENT #                DUE DATE               PAYMENT
------------------- -------------------- -----------------------
1.                         07/15/95               $   25,000.00
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
2.                         08/15/95                   25,000.00
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
3.                         09/15/95                   25,000.00
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
4.                         10/15/95                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
5.                         11/15/95                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
6.                         12/15/95                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
7.                         01/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
8.                         02/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
9.                         03/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
10.                        04/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
11.                        05/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
12.                        06/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
13.                        07/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
14.                        08/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
15.                        09/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
16.                        10/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
17.                        11/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
18.                        12/15/96                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
19.                        01/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
20.                        02/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
21.                        03/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
22.                        04/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
23.                       05/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
24.                       06/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
25.                       07/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
26.                       08/15/97                   12,842.48
------------------- -------------------- -----------------------
------------------- -------------------- -----------------------
27.                       09/15/97                   12,842.48
------------------- -------------------- -----------------------

                                    EXHIBIT D



                                INVESTMENT LETTER




TO:      UCI Medical Affiliates, Inc.
         6168 St. Andrews Road
         Columbia, SC 29160
         ATTN:  President



RE:      Issuance of Common Stock in UCI Medical Affiliates, Inc.




Dear Sir:

         On this date, you are issuing to the undersigned ("Transferee") the number of shares of the common stock, $0.05 par value, of UCI Medical Affiliates, Inc. (the "Company") as are set forth on the signature page of this letter (the "Shares"). In consideration of your agreement to issue the Shares to Transferee, Transferee hereby represents and warrants to you and hereby covenants and agrees with you, as follows:

1. Transferee is acquiring the Shares solely for Transferee's own account and not as nominee for, representative of, or otherwise on behalf of any other person or entity. Transferee is acquiring the Shares with the intention of holding the Shares for investment purposes only, and Transferee has no present intention of participating, directly or indirectly, in a subsequent sale, transfer or other distribution of the Shares, or of dividing Transferee's interest in the Shares with any other person or entity. Transferee has not offered any of the Shares for sale or disposition, and Transferee shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

2. The transferee considers himself to be a sophisticated investor in companies similarly situated to the Company, and Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Transferee understands that there is no public market for the Shares, no public market for the shares is likely to develop and it may not be possible for Transferee to readily liquidate his investment. Transferee is aware that his investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made his own evaluation of the risks associated with this investment.


3. The shares were not offered to Transferee by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature including (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which Transferee was invited by any of the foregoing means of communications.

4. Transferee's investment in the Shares is reasonable and consistent with the nature and size of his present investments and net worth, Transferee has no need for liquidity in the investment represented by the Shares, and Transferee is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period of time and to afford a complete loss of this investment.

5. Transferee is aware that the Company may offer and sell additional shares of common stock in the future, thereby diluting his percentage equity ownership of the Company.

6. Transferee has had an individual income in excess of $110,000 in each of the two most recent years and reasonably expects an income of the same or higher for the current year.

7. Transferee understands that as a publicly traded company, the Company files with the SEC various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Transferee, from the SEC and directly from the Company. Transferee has been given the opportunity to obtain copies of such public information and to ask questions of, and receive answers from, you with respect to the Company and the Shares, concerning the terms and conditions of the issuance of the Shares by you to Transferee, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to Transferee by you in order for Transferee to evaluate the merits and risks of an investment of the Shares to the extent that you possess such information or could acquire it without unreasonable effort or expense. Transferee has been furnished with all information concerning the Shares and the Company that Transferee desires.

8. In regard to any economic or legal considerations related to the Shares, Transferee has relied on the advice of, or consulted with, only Transferee's own advisors, and Transferee has not relied upon you, the Company, the Company's legal counsel or the accountants for the Company regarding the Shares or the transaction contemplated by this Investment Letter.

9. Transferee understands and acknowledges that the issuance of the Shares to Transferee was not registered under the Act or under the securities laws of any state in reliance upon an exemption or exemptions contained in the Act (and the regulations promulgated thereunder) and applicable state securities laws. Consequently, Transferee understands that the Shares cannot be subsequently transferred unless they are registered under the Act and applicable state securities laws, or unless an exemption from such registration will bear a legend restricting the transfer of such Shares consistent with the foregoing, and Transferee understands that a notation may be made in the stock records of the Company restricting the transfer of any of the Shares in a manner consistent with the foregoing.

10. Transferee understands and acknowledges that neither the Company nor you are under any obligation to register the Shares for public sale or to comply with the conditions of Rule 144 promulgated by the SEC under the Act or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Shares without registration.

11. Transferee is eighteen (18) years of age or older, his bona fide principal residence is at the address shown under his signature evidencing my execution of this Investment Letter, and he has no present intention of removing himself from his existing state of residence.

12. Transferee confirms that the representations he has previously made to the Company and those contained in this Investment Letter are correct and complete as of the date hereof, and that if there should occur any material change in such representations prior to the receipt of the Share by Transferee, he agrees that he will immediately furnish such revised or corrected representations or information to the Company.

         This investment letter shall be binding upon the Transferee and the Transferee's heirs, executors, administrators, successors, representatives and assigns and shall ensure to the benefit of you, your heirs, executors, administrators, successors and assigns. This investment letter shall be governed and construed in accordance with the laws of the State of South Carolina.

                                   TRANSFEREE:
                                   (Signature of Peter G. Manos MD)

Number of shares of UCI Medical
Affiliates, Inc. to be issued:

                                    (Printed name of Peter G. Manos MD)
                                    (Please print name here)
      100,000       Shares

                                     10 Page Lane
                                     (Street Address)
Date: 8-25-95
                                     Greenville, South Carolina 29607
                                     (City, State, Zip)

                                    EXHIBIT E


                           BILL OF SALE AND ASSIGNMENT



         KNOW ALL MEN BY THESE PRESENTS, that Peter G. Manos, M.D. ("Seller") for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, has granted, bargained, sold and released and does hereby grant, bargain, sell and release unto UCI Medical Affiliates of South Carolina, a South Carolina corporation with offices at 6168 St. Andrews Road, Columbia, South Carolina 29210 ( "Buyer") all of Seller's rights, title, interest in and to, the equipment, fixtures and other tangible personal property and to the intangible personal property composing the Assets described in the Asset Purchase Agreement dated June 23, 1995 by and between Seller, Buyer, UCI Medical Affiliates, Inc. and Doctor's Care, P.A. ("Agreement")

         Seller does for himself and his heirs, successors and assigns, covenant and agree to and with Buyer, its successors and assigns, to warrant and defend the sale and conveyance of the aforementioned Assets hereby sold to Buyer.

         This Bill of Sale and Assignment is made, executed and delivered pursuant to the Agreement, and is subject to all of the terms, provisions, and conditions thereof including (without limitation) the indemnification provisions set forth therein. To the extent of any conflict between the terms thereof ,the terms of the Agreement shall be controlling.

         IN WITNESS WHEREOF Seller has duly executed This Bill of Sale and Assignment as of this 25th day of August, 1995, to be effective as of June 23, 1995.

                                          (Signature of Peter G. Manos, M.D.)
                                          Peter G. Manos, M.D.

                                   EXHIBIT F



STATE OF SOUTH CAROLINA  )
                         )                        EMPLOYMENT AGREEMENT
COUNTY OF LEXINGTON      )


         THIS AGREEMENT made and entered into this 23rd day of June, 1995, between Doctor's Care, P. A. (hereinafter "Employer"), a South Carolina Professional Association with its principal office in Columbia, South Carolina, and Peter G. Manos, M.D., (hereinafter "Employee"), residing in Mauldin, South Carolina.

         WHEREAS, Employer is a South Carolina Professional Association and wishes to employ the Employee to render services for it; and,

         WHEREAS, Employee is a licensed physician in South Carolina and desires and is willing to become a professional employee of Employer, in accordance with the following terms, conditions, and provisions:

         NOW, THEREFORE, for and in consideration of the promises herein and other valuable consideration, it is agreed that:

         (1) Employment Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be ten
                  (10) year(s) beginning on or about June 26, 19 95 . After the initial ten (10) year term, this Agreement shall continue from year to year unless modified, amended or terminated as specified herein.

         (2)      Duties.




                  (A) Employee shall devote his full-time and professional skill and attention to the performance of services in the practice for the benefit of Employer at the Pelham Road Clinic (the "Clinic") within the Greenville, South Carolina area as shall be reasonably assigned by Employer. Employee's duty schedule shall be determined by Employer and Employee shall provide such coverage as shall be needed, excluding evenings and weekends, and be reasonably assigned to Employee by Employer. Additionally, the Employee will have the "right of first refusal" to relocate to a Clinic owned and/or operated by the Employer as new clinics are opened in Greenville County.

                  (B) Employee shall not engage in any outside professional activities involving the personal services of Employee and yielding a financial return without prior coordination with Employer. However, nothing stated herein shall restrict or prevent Employee from personally and on Employee's own account, investing in stocks, bond securities, commodities, real estate, or other forms of investments.

                  (C) Employee will actively and industriously pursue his profession in Employer's interest, and will faithfully adhere to the principles and ethics of the profession.

                  (D) Employee hereby agrees that all fees received or collected as a result of professional services rendered by Employee, together with all other emoluments, e.g., witness fees, report fees, speaker fees, etc., shall be the property of Employer. Accordingly,
                           Employee acknowledges that Employee's
                           employment renders him an agent and servant of Employer and does not confer upon Employee any ownership interest in or professional claim upon any fees charged by Employer for Employee's services, (other than in Employee's capacity as a shareholder), whether said fees are collected during Employee's employment or after termination thereof.

                           Notwithstanding the foregoing, Employee shall be entitled to all compensation derived from his work as a consultant during times Employee is not providing services scheduled by the Employer in evaluation of disabilities and/or injuries and related work as an expert witness regarding such matters; except that the Employer will be paid 20% of revenues collected for use of Employer's facilities or staff.

      (3)         Compensation.

                  (A) Regular Compensation. For all services rendered under this Agreement, Employer shall pay the Employee an initial salary of Two Hundred Thousand Dollars & 00/100 ($200,000.00 ) per year payable in equal biweekly installments. Regular compensation requires the Employee to work a minimum of sixty-four (64) hours and a maximum of eighty-eight (88) hours per pay period. Should Employee provide additional coverage at the request of the Employer at any Clinic outside of the Greenville area, Employer will compensate the Employee at an additional rate of sixty-five dollars ($65.00) per hour.

                  (B) Increases in Compensation. From time to time, increases in the Employee's salary may be made, said increases to be reflected on the "Schedule of Compensation" attached hereto and made a part hereof. In no event shall the Employer decrease Employee's compensation during the term of this Agreement.

                  (C) Bonuses. Employer may from time to time review Employee's compensation arrangement with respect to the payment of a bonus for superior performance; provided however that the decision to make bonus payments, if any, shall be at the sole discretion of Employer.

         (4) Fringe Benefits. As further consideration for the performance by Employee of the services set forth herein, Employee shall be eligible on a non-discriminatory basis for participation in any tax qualified deferred compensation plan maintained by Employer and also for inclusion in any group-term life insurance plan maintained by Employer. However, Employee understands that the decision to maintain any such plans shall be in sole discretion of Employer.

                  (A) Health Insurance Coverage. Employer, at its costs, shall provide for Employee such health coverage as provided to other employees of Doctors's Care, P. A. Family coverage will be provided. Additionally, the immediate family members of the Employee may receive health care at Doctor's Care Clinics at no cost.

                  (B) Group Term Life Insurance & Group Disability Insurance. Employer, at its cost, shall furnish such life and disability insurance for Employee as it, from time to time, may provide to other Employees. In lieu of purchasing group term life insurance on Employee, at Employee's election, Employer will contribute a comparable premium amount to an insurance policy designated by Employee. Moreover, at Employee's election, Employer will assume payment of premiums on Employee's individual disability insurance policy in lieu of enrolling employee in Employer's group disability plan. Employer may elect to provide the Employee with both individual and group

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


                            disability coverage.

                  (C) Life Insurance Policy. Employer, at its costs, shall provide Employee with a life insurance policy that at the time of the Employee's death will pay Two Hundred Thousand Dollars ($200,000.00) to his spouse or other designated beneficiary(s). This provision will remain in effect throughout the term of employment of the Employee by the Employer.


         (5) Vacation and Professional Meetings. Beginning with the first year of employment during this Agreement, Employee shall be entitled to four weeks of paid vacation and up to one week of additional leave to attend conventions, professional meetings, and continuing medical education. All above leave shall be taken on reasonable prior notice and at such time or times as shall be agreed to by Employer and that does not interfere with proper operation of the practice. Unused vacation time may not be carried over from year to year without Employer's written consent which shall not be unreasonably withheld.

         (6) Inability to Perform Essential Services. If Employee is unable to perform the essential professional services contemplated by this Agreement as a result of illness, injury or incapacity, Employee shall continue to receive all benefits and compensation and payments as if Employee were working his normal work schedule; provided, that these benefits, compensation and payments shall cease one (1) year following the date on which Employee suffered his disability, and provided further, that the determination of disability shall be finally determined by a physician mutually acceptable to Employer and Employee; and provided finally that the amount of compensation paid shall be reduced by the amount of any disability insurance payments actually received by the Employee, if any.

                  If following the illness, injury or incapacity of Employee, the Employer declines to continue to perform under this Agreement, Employee shall be immediately released from any obligations imposed under this Agreement, including, without limitation, paragraph (13) Covenants Against Competition, and paragraph (14) Remedy For Violation.

         (7)      Equipment and Expenses.

                  (A) Facilities. Employer shall provide and pay for suitable personal office space and facilities, furniture, fixtures, equipment, supplies, employees and assistants necessary and appropriate for the proper performance of the duties of Employee.

                  (B) Professional Liability Insurance. Employer shall either pay or, upon proof of payment by the Employee, reimburse the Employee for the cost of Professional Liability (malpractice) Insurance covering the Employee for services provided hereafter for claims as follows: the first One Hundred Thousand Dollars ($100,000) in coverage shall be through the South Carolina Medical Malpractice Joint Underwriters Association ("JUA"); the excess coverage at One Million Dollars ($1,000,000) may be provided through the South Carolina Patients' Compensation Fund ("PCF").

                  (C) License Fees, Memberships and Dues. Employer shall either pay or, upon proof of payment by the Employee, reimburse up to $1,000.00 to Employee for the cost of professional license fees, and the cost of reasonable professional membership and dues during the first and all subsequent years of employment.

                  (D) Documentation. Employee agrees to submit to Employer the documentation as may be necessary to assist in substantiating the deductibility of the foregoing expenses for income tax purposes.

         (8) Employee Death. If Employee dies while this Agreement is in full force and effect, Employer shall pay to Employee's named beneficiary, or in default of the named beneficiary to Employee's estate, all salary accrued but unpaid through the end of the pay period which includes the date of Employee's death.

         (9) Patients and Records. Employer and Employee agree that all patient lists, records, and charts are the property of Employer, and that upon termination of this Agreement, Employee shall not be entitled to receive any patient lists, records, or charts whether or not the Employee shall have seen or attended any patient with which such terms are covered; provided however, that record keeping for patients treated by Employee shall be the sole responsibility of employee, and employee shall complete all such charts and records for such patients in accordance with professional standards. As a result of the Employee's patient following from years of private practice, the Employer agrees that should the Employee and the employer terminate their employment relationship for whatever reason(s), the Employee shall be entitled to the patient lists, records, and charts that he entered this agreement with. For this provision to be honored, a list (by name and address) of the Employee's patient panel must be provided to the Employer when the Employee reports for his first day of work. The entitlement to these patient records is not automatic, but must be supported by a patient request for the record to be transferred in accordance with regulatory and statutory provisions governing the release of patient information and medical records management. Employer agrees that Employee has no adequate remedy at law for breach of employer's duties in this paragraph (9) and agrees to provide reasonable cooperation in facilitating the transfer of documents described in this paragraph.

         (10) Policy Decisions. It is understood that Employer shall have the sole and exclusive right of management over the practice, including without limitation, the determination of the professional standards to be observed, the determination of the fees to be charged, and the determination of the office hours to be maintained; provided, that the Employer will exercise its discretion under this paragraph (10) in a manner consistent with its obligations under other provisions of this Agreement.

         (11) Conditions of Termination. Unless otherwise agreed in writing by Employer and Employee, this Agreement shall terminate on the occurrence of any of the following events:

                  (A) At any time by mutual agreement in writing between Employer and Employee.

                  (B) At the loss or the suspension of the right to conduct the practice of medicine by Employee, or the loss, or suspension of any right or privilege necessary or incident thereto, or the loss, suspension, or limitation of Employee's Controlled Substance license.

                  (C) At the death of Employee, provided however, that the provisions of this Agreement regarding Employee's death shall be performed by the Employer.

                  (D) Upon Employee's failure as determined by the South Carolina Board of Medical Examiners to satisfactorily comply with accepted standards of medical practice and professional conduct as specified in the South Carolina Medical Practice Act.

                  (E) At the option of Employer upon thirty (30) days notice for "good cause", which shall mean failure of Employee to provide the agreed duties hereunder or willful violation by Employee of any of the terms of this Agreement; provided, however, that Employee must first be provided sixty (60) days written notice and opportunity to remedy any alleged violation of this Agreement.

                  (F) Upon the Employer's failure to make payments under, or breach of any covenants contained in the acquisition documents executed between Employer and Employee, titled CONTRACT OF SALE between Summit Medical & Doctor Peter G. Manos and UCI Medical Affiliates of South Carolina, Inc.; or to make payments,or pay compensation or provide benefits required under any provision of this Agreement.

                  (G) At the election of Employee, upon a change in ownership or effective control of the Employer. For purposes of this paragraph, "change in ownership or effective control" shall be defined as specified in Section 280G of the Internal Revenue Code of 1986 and regulatory interpretations of that statutory provision.

                  In the event of a termination of this Agreement, and notwithstanding any other provisions of this Agreement, Employee shall be immediately released from any obligations imposed under this Agreement, including, without limitation, paragraph (13)
                  Covenants Against Competition and paragraph (14) Remedy for Violation.

         (12) Non-Disclosure of Information. Employee shall not, at any time after the date hereof, directly or indirectly, divulge or disclose for any purpose whatsoever any confidential information that has been developed or obtained by, or disclosed to, Employee by Employer at any time or after the date hereof (exclusive of such information as is in the public domain). Employee acknowledges that such confidential information is of a special and unique nature and value relating to matters of Employer's business, including, without limitation, Employer's patents, copyrights, proprietary information, trade secrets, trademarks, systems, procedures, manuals, confidential reports, records, operational expertise, locations and lists of clients and potential clients, pricing information and lists, marketing materials and methods, the nature and type of services rendered by Employer, the methods used and preferred by Employer's clients, and the fees paid by them (all of which are deemed for all purposes to be confidential, proprietary, and trade secrets of Employer). Any confidential information in Employee's possession shall be returned to Employer upon any termination or expiration of this Agreement.

         (13)     Covenants Against Competition.

                  A. Exclusivity. For the period of Employee's retention by

                           Employer, Employee will not, directly or indirectly, plan, operate, organize or otherwise be involved in any primary or urgent care facility of a type similar to those operated by Employer other than on behalf of Employer. Employee further agrees that so long as this Agreement is in effect, Employee will not undertake the planning or organizing of any business activity competitive with the work Employee performs for Employer, except as noted in paragraph
                           (2D).


                  B. Ownership. In addition to (but not in limitation of) the restrictions of Section 13A for the period of Employee's retention by Employer, Employee shall not, directly or indirectly, own an equity interest (other than as the holder for investment purposes only of up to 2% of the outstanding capital stock of any corporation which is publicly traded on a national stock exchange or the NASDAQ National Market System, so long as Employee is not a controlling person of, or a member of a group that controls, such corporation and Employee is not otherwise affiliated in any capacity with such corporation) in any entity or enterprise conducting operations in the Territory which is competitive with Employer's business activities.

                  C. Employees. In addition to (but not in limitation of) the restrictions of Sections 13A and B, for the period of Employee's retention by Employer, plus a period of one year after termination of this Agreement, Employee shall not, directly or indirectly, solicit or in any manner attempt to solicit or induce any person employed by Employer to terminate such person's association or contract of employment as the case may be, with Employer. However, any nurse(s) and any and all employees who were previously employed by the Employee are not subject to the restrictions of this provision.

         (14) Remedy for Violation. Employer and Employee agree that remedies at law are inadequate and that Employer may seek injunctive relief in the event of violation of this covenant. In addition, it is agreed that the actual damages occasioned by any breach of the covenants by Employee not to solicit and/or perform services except as provided above will not be susceptible to exact determination and Employer shall be entitled to liquidated damages in an amount equal to three (3) times the gross fees billed by Employer to any such patients solicited or treated in violation of this covenant during the one year (twelve (12) month) period immediately preceding the violation of this covenant; provided, however, that the Employee shall be given notice and right to cure any violations cited by Employer.

         (15) Binding Agreement. This Agreement shall be binding on the parties, their distributees, legal representatives, successors and assigns.

         (16) Notices. All notices under this Agreement shall be in writing and shall be served by personal service or registered mail, return receipt requested. Notice by mail shall be addressed to each party at such party's last known address.

         (17) Cost of Enforcement. Employer and Employee each hereby agree that should they default in any of the obligations contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee which may arise or accrue from enforcing this Agreement or in pursuing any remedy provided by the statutes of the State of South Carolina, whether such remedy is pursued by filing a suit or otherwise.

         (18) Captions. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.


         (19) Governing Law. This Agreement shall be governed by the Laws of the State of South Carolina. This Agreement is executed in Greenville County, South Carolina, and the parties agree that proper venue for any and all proceedings relating to this Agreement shall be in the Court of Common Pleas for Greenville County, South Carolina.

         (20) Waiver. Waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be constrained as a waiver of any subsequent breach thereof.

         (21) Severability. If any provision of this Agreement, or portion thereof, shall be declared invalid or unforceable, the remainder of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                     DOCTOR'S CARE, P. A.

                         EMPLOYER: By: (Signature of M.F. McFarland, III, M.D.)
                                        M. F. McFarland, III, M.D.

                                   Its:   President


                        EMPLOYEE:    (Signature of Peter G. Manos, M.D.)
                                     Peter G. Manos, M.D.

                         SCHEDULE OF COMPENSATION







                                                             Agreed To
Date Change Effective         New Annual Salary       Employer       Employee

               CURRENT BENEFITS FURNISHED TO FULL-TIME PHYSICIANS

1.       Beginning with first year of employment:

         A.       Four weeks (160 hours) paid vacation.

         B.       Participation in 401-K program after 90 days of employment.

         C. Membership in the South Carolina Medical Society will be furnished.

2. First year: Up to $2,000.00 reimbursement for CME/Conference registration, fees, lodging, and/or travel; and up to one week of paid time off.

3. Beginning with the third year: Five weeks (200 hours) of paid vacation.

4. Beginning with the fifth year: Six weeks (240 hours) of paid vacation.

                                    EXHIBIT G
                                                   Patient Data

Summit Medical has Approximately 4500 Patients in the following categories:

FEE FOR SERVICE                                          3015                       67%
MEDICARE                                                  450                       10%
COMPANION                                                 720                       16%
MAXICARE                                                  270                        6%
INDUSTRIAL                                                 45                        1%
                                                        -----                     -----
                                                         4500                      100%

